Exhibit 99.1

B O S T O N

O M A H A

CORPORATION

2020 Annual Letter

To the Shareholders of Boston Omaha Corporation:

Boston Omaha Corporation reported an increase in net worth of approximately $36mm for fiscal year 2020. Book value per share decreased 4.6% last year. Since present management first took over in early 2015, book value per share has grown from $7.48 to $14.01, as of December 31, 2020, a compounded annual increase of approximately 12%.

Last year our annual letter was delivered just over a month into the global pandemic. Neither at that time, nor now, do we have any insightful thoughts on the event other than to share our continued optimism.

Though we can offer no commentary on the pandemic, we can report on what we did during it. As merger and acquisition activity plummeted in the first half of the year and unemployment spiked, some businesses were forced to make hard decisions. Many significantly reduced their workforce and a number resorted to “material adverse change” clauses in contracts as justification for breaking deals that no longer penciled out with the same certainty.

At Boston Omaha, we have gone to great lengths to build and maintain a strong financial position and to explain why we choose to hold excess cash, use minimal debt, refuse corporate guarantees of subsidiaries, and generally run the business with the expectation that uncertainty is the only certainty.

At the same time the world was starting to shut down, with the NBA suspending the 2020 season, followed by the NCAA, PGA and a cascade of others, Boston Omaha closed on its acquisition of AireBeam, paying cash and committing to millions in additional investment to an entirely new line of business. Balance sheet strength is a powerful antidote to market volatility, and why we prefer to hold significant amounts of cash rather than debt.

This is not to say that Boston Omaha’s businesses were not affected. They were. Our billboard revenues were down, written premiums in our insurance business were down and we worked tirelessly with our customers to maintain business relationships and provide flexibility to help all parties get through this tough time.

We were lucky that every one of our businesses, including those private companies in which we own a minority stake, were declared “essential” by its various government authority. Clearly, this was not the case for every business and sadly, the pandemic was devastating to many through no fault of their own.

To be clear, the purpose of this recap is not to boast, rather it is to reflect. There is a price that shareholders pay to own a company that prioritizes financial durability over maximization of returns.

We like to think that the returns we forgo by not running Boston Omaha’s capital base “pedal to the metal” are actually deposits in the “Bank of Staying in Business” that can be withdrawn when times are tough. Operating expenses show up in the income statement, but the cost and/or benefit of generally holding a cushion of excess capital in US Treasury Bills does not. Among our many jobs at headquarters, calibrating what is an appropriate level of risk ranks equal to finding opportunity.

As your co-CEO’s, we have a considerable portion of our net worth invested in Boston Omaha, as do many friends and family members. Therefore, we are happy to trade a lower return on equity capital for increased certainty of surviving whatever the world throws at us.

That doesn’t mean that we will not make mistakes and misjudge the risk of an investment. That is inevitable. What we mean is philosophically our intent is to focus just as much on risk as returns.

We would like to take this opportunity to thank all our managers personally, Brendan Keating, Gary Solomon, Patrick Zalupski, Scott LaFoy, Dave Herman, Greg Friedman, and Steve McGhie (who just joined at the end of 2020 and who we will introduce later), for their leadership which proved invaluable to their businesses and to Boston Omaha. And we want to thank all our employees for their commitment and care this past year.

Shareholders should know that all these individuals served their fellow employees, customers and communities honorably in the midst of a pandemic. As essential businesses, our employees kept working and did so with the extra difficulty of keeping everyone safe and focused, following ever evolving guidelines about where and how work could be conducted on top of a shifting landscape of uncertainty.

The result of everyone’s incredible efforts is that Boston Omaha weathered the storm and is stronger than ever. 2020 was a year of challenges and opportunities and we have a lot of ground to cover in this year’s letter.

* * * * * *

We write this letter for all our shareholders and recognize that there may be some who are reading our letter for the first time. Therefore, we believe it’s important to provide a brief history of Boston Omaha and outline our business philosophy. For those of you who have been with us a while and have read a few of our letters, feel free to skip onwards to the next section.

On the eve of Valentine's Day in 2015, present management fell hard for a small company in Houston whose only business was a single building that housed a sushi restaurant. Over the past six years, approximately $480mm in capital was raised and over $280mm has been deployed in operating businesses in over 50 transactions to build Boston Omaha into what it is today.

The sushi restaurant was the only business we have divested to date - everything else has found a long-term home at Boston Omaha. We think about the business today as being divided into two categories, businesses that we control and businesses where we are minority partners. Though we always would prefer to own all of a wonderful business, flexibility in our ownership percentages provides us opportunities to work with first class owner operators.

In the past six years we have pieced together one of the largest billboard operations in the country, Link Media Holdings. General Indemnity Group, a national mono line surety insurance business has grown from writing business in one state to operating nationwide, and most recently, we have a growing rural broadband business as a result of two separate acquisitions, AireBeam and Utah Broadband. Finally, Boston Omaha Asset Management is at present a small wholly-owned and increasingly important business that manages separate funds.

Each of these controlled businesses are run by managers who either built the business and retain some equity ownership, or managers that have owned and operated their own businesses in the past and bring the same perspective to their present job.

In the case of our non-controlled businesses, they are all run by founders or a family that has controlled the business for decades.

Logic Commercial Real Estate was founded in 2015 by Brendan Keating who still retains roughly 70% of the business with Boston Omaha as his 30% partner. Brendan also sits on our board of directors, and in addition to returning dividends to Boston Omaha to date exceeding the cost of our initial investment, he is increasingly involved with us in building a number of other businesses at Boston Omaha Asset Management.

Crescent Bank and Trust has been in the caring hands of Gary and Martha Solomon since they took control of the New Orleans bank in 1991. Boston Omaha owns just under 15% of the bank today.

Dream Finders Homes was started by Patrick Zalupski in 2008 and since our first year working at Boston Omaha, we have invested more or less annually in Dream Finders through the purchase of stock, JV partnerships in specific developments, and helping to finance their acquisitions of other home builders.

Boston Omaha runs a highly decentralized business model and is dependent on both, finding businesses we understand that have long runways with ample opportunities for growth and, aligning interests with great managers.

We take this opportunity each year in our annual letter to walk through how we judge the performance of each of our business lines individually, and then our performance as managers generally. To date, we have started our annual report with a statement of the growth or decline in book value since the prior year and since inception. That is going to change going forward and here we will tell you why.

In last year’s letter, we stated “we do not believe book value per share alone will be a great statistic to use for the next few years, and possibly longer, in tracking Boston Omaha’s progress. And in even worse news, we have no other single statistic to suggest that will.”

We have always tried to report a number of variables that relate to how a shareholder may calculate intrinsic value, which at its core, is the evaluation of these aforementioned controlled and non-controlled businesses and the cash flow they produce over their economic lives, discounted back to today.

Very simply, a business is only worth the sum total of all the cash it can produce, net of all expenses over its entire life. That’s the intrinsic value.

How we, as your co-CEO’s, allocate excess cash over time will either add to or subtract from the combined compounding of earnings, cash flow, and book value per share over time.

We say that book value per share alone will not be a great statistic for the next few years because it is obscured by many peculiarities of accounting. For example, our largest business, billboards, is the type of business where growth comes from acquisitions, as there are big barriers to entry to erect new billboards, a moat that we like. At the same time, those acquisitions come with large depreciation and amortization charges far in excess of the amount of capital needed to reinvest in the business over time to maintain or grow the earnings of the business.

Furthermore, in our second largest business, broadband, there are large upfront costs in laying fiber to the door of every house we pass, and although we capitalize much of that labor, the schedule on which that asset is depreciated, like our billboards, is higher than our estimate of its cash needs over time.

This is not to say that billboards and telecommunication equipment do not consume capital over their lives, they certainly do. And we consistently reinvest in our plant to make repairs and improvements. It’s just that the schedule of these non-cash charges reduce book value in excess of what we believe to be their actual long-term recurring expense, and therefore, we believe using book value solely as a proxy for intrinsic value could be misleading.

On the other hand, our capital raises, including the one we completed this Spring which caused us to delay release of this annual letter, have all been at multiples of book value, which has the effect to raise book value for all shareholders, increasing the noise in that metric.

If all of that was not confusing enough, this April, the SEC required a change in the classification of warrants issued by all special purpose acquisition companies (SPACs). What was once classified as an equity instrument is now mandated to be held as a liability, which set off a complicated accounting chain reaction ultimately resulting in the requirement that we consolidate Yellowstone Acquisition Company with Boston Omaha’s financials. Now, nearly $140mm of cash that can never be Boston Omaha’s has to be temporarily included in our financials until we either find a business combination for the company or Yellowstone’s shareholders get their cash back. Book value temporarily, and in the judgement of your management inaccurately, declined due to the restatement of the warrants as a liability.

If you are confused, then you are paying attention. We have heard it said before that the accountants’ job is to record, not to evaluate. Evaluation falls to management and investors.

It seems like every year some additional quirk in accounting further separates the intersection of book value and intrinsic value so that they now, in our opinion, are far enough apart so as to be nearly worthless to shareholders. Therefore, going forward, we will stop reporting book value growth annually, and just report the change in market value since inception at the beginning of our letters. In addition, we will provide our opinion on each of Boston Omaha’s businesses as to whether or not we believe intrinsic value increased or decreased over the previous year with details to support that conclusion.

In our opinion, intrinsic value increased last year for a number of reasons that we will review in the following pages.

Overview

Each year we like to begin with a review at a high level of how the asset side of our balance sheet is allocated according to GAAP accounting.

($ in millions)	2020	2019	2018	2017	2016	2015
Cash[1]	$69.5	$84.5	$94.0	$86.2	$24.7	$13.2
Billboards[2]	215.4	221.7	172.8	32.0	21.4	9.9
Insurance[3]	52.4	44.2	35.6	24.2	18.6	-
Broadband[2]	48.3	-	-	-	-	-
Yellowstone Acquisition Co.	140.2	-	-	-	-	-
Minority Investments and Other[4]	61.2	42.6	29.8	11.1	1.0	0.7
General Securities	53.7	43.9	-	-	-	-
Total	$640.7	$436.9	$332.2	$153.5	$65.7	$23.8

This table is for 2020 and would look quite different if updated for 2021 because our 5.6% ownership in Dream Finders Homes, which to date has been carried in Minority Investments and Other, is now part of General Securities as they went public in January of this year. Our $10mm investment has a market value, at least at the time of this letter’s publication, of approximately $100mm.

Because we do not comment on General Securities, you will also notice that there will be no specific discussion in this year’s letter on Dream Finders Homes. The Company is now a fully reporting public firm and shareholders can keep up with Dream Finders Homes’ progress through the company’s own communications.

Do not worry, we have plenty to talk about so the letter will still be long enough to satisfy the most prodigious glutton for punishment. And do not mistake our lack of discussion for any similar lack of enthusiasm for the business. We are excited about Dream Finders Homes’ long-term business prospects as Pat Zalupski, the founder and CEO, and his first-class team continue to execute.

1 Includes short-term U.S. treasury securities but excludes cash balances held within UCS, our wholly-owned underwriting business, and at Yellowstone, a SPAC sponsored by a subsidiary of Boston Omaha.

2 Excludes cash balances held within billboard and broadband operations as they are captured in “Cash” as shown above.

3 Includes cash balances held within UCS, our wholly-owned underwriting business.

4 Investments in unconsolidated affiliates and other parent company assets.

You will also notice that in 2020 we made a big investment in the broadband business, which now rivals and will quickly exceed our spend on insurance, as our runway for additional capital expenditure to expand our fiber networks is significant.

Over $70mm was spent last year on acquisitions, private investments, and growth investments in our controlled businesses, making it the second largest year in terms of capital deployment to date. More interestingly, whereas growth in the billboard business is dependent on availability of acquisitions, fiber to the home growth is not. This means that to a greater degree than before, we may have the opportunity to deploy significant sums into the fiber business on our own schedule.

One final comment here is that you will notice a new disclosure in our annual report concerning the risk of becoming classified as an “Investment Company” under the Investment Company Act of 1940. This is primarily because of the significant growth in the value of our stock in Dream Finders Homes. This Act governs the asset mix of every public company and limits the amount of non-controlled, minority holdings a business can have before effectively being deemed a closed end fund, mutual fund, business development company or some other type of Investment Company governed by the 40 Act.

We are always monitoring this risk. In a large way, this played a roll in our decision to sponsor a special purpose acquisition company and form Yellowstone Acquisition Company, enabling us to pursue opportunities for investments in certain businesses where that investment might otherwise be limited by the 40 Act.

Now we will dive into each business and discuss in more detail its performance over the past year.

Billboard Operations at Link Media Holdings

2020 was a quiet year for acquisitions at Link but a busy year in building the business. Scott LaFoy exceeded all expectations as CEO as he navigated the pandemic which cratered advertising spend broadly in the first half of the year.

Most of our customers are small business owners as local businesses account for close to 95% of Link’s revenue. Scott and his team worked with customers marvelously, adjusting contracts for those most effected by shutdowns and doing anything they could to be a great long-term partner for our customers.

At the same time, Link continued the work begun before the pandemic of decentralizing operations and putting budget control in the hands of regional general managers who know their specific costs better than any central office could, allowing them to make decisions directly.

The results speak for themselves. 2020’s revenue decline, excluding acquisitions, was 4.7%, while expenses5 decreased 3%. For comparison, in aggregate, the largest publicly traded out of home advertising companies lost 10-30% in revenue.

Most of our expense reductions were a direct result of this realignment to give general managers more autonomy and align incentives, not temporary cost cuts. Therefore, as we have seen demand return in many of our markets, Link has also enjoyed the incremental profitability from all the hard work done by Scott and his team.

We also have a relentless focus on reducing land costs whenever possible. In 2020 through easement purchases, greenfield developments and other reductions, we were able to realize a cost savings of nearly a quarter million dollars annually. As land costs are one of the largest expense line items in out of home advertising, pushing constantly to permanently reduce that cost pays off for years to come.

We did make a $6mm tuck-in acquisition at the end of the year that closed in January bringing our total plant to approximately 3,200 structures and containing approximately 6,000 faces throughout 12 states. Tuck-in acquisitions bring opportunity for both growth and efficiency.

Along with remaining our largest business by capital invested, revenue and cash flow, we continue to believe billboards are an attractive fit for Boston Omaha. The billboards we covet have similar attributes (i) they earn a favorable return on tangible equity capital, (ii) cash flow generally grows at a higher rate than the incremental capital investment required, and (iii) growth can go on for a long time if out of home advertising continues to take more share of marketing dollars, while new supply of billboard faces is limited in the respective market.

5 Excluding non-cash depreciation, amortization, and accretion expenses as well as losses on disposition of assets.

In the pandemic year that was 2020, Link generated over $7.5mm in EBITDA6 for Boston Omaha. Link also drew an additional $5.5mm of cash to fund an acquisition on its term facility bringing total outstanding debt to $23.1mm as of December 31, 2020. We believe this debt is low relative to peers and, remember, this is non-recourse to the parent company.

There continues to be a number of tuck-in acquisitions in our present footprint that we are prospecting, as well as larger opportunities that may or may not materialize. We appreciate that the ability to build new locations is exceedingly limited; however, that results in us needing sellers of billboards to materially grow our asset base of billboard structures. That’s ok as it encourages us to be patient, vigilant and ready to move quickly when opportunities do arrive.

Our general theory on raising capital has and always remains to raise it when you don’t need it. For that reason, we will always try to have some excess cash and borrowing capacity at the ready to help Link be opportunistic as businesses come up for sale.

6 EBITDA defined as net income before income tax expense (benefit), interest expense (income), depreciation, amortization, accretion, and gain or loss on disposition of assets.

Below is the table we provide each year to help shareholders view the progress of Link from our perspective.

($ in millions)	2020	2019	2018	2017	2016	2015
Revenue	$28.3	$28.4	$14.1	$5.3	$3.2	$0.7
Land Cost %[7]	21.7%	21.9%	21.3%	26.7%	17.3%	16.1%
Overhead %[8]	9.3%	9.6%	14.9%	16.7%	17.4%	15.1%
Net Working Capital[9]	$3.2	$2.8	$3.1	$0.8	$0.6	$0.2
Tangible PP&E, Net	$35.1	$36.7	$41.6	$9.1	$5.6	$4.2

Though revenues declined this past year at Link, the ongoing expense base declined further. We believe the company as structured is in a materially better position after purchasing several easements, which permanently lower land costs, and converting a few static billboards to digital formats.

We believe intrinsic value grew last year at Link and that our asset base is capable of producing meaningfully more revenue than it did in 2020 without the need to increase expenses at the same rate.

Insurance Operations at General Indemnity Group

General Indemnity Group (GIG) is a monoline surety insurance company, licensed in all 50 states and D.C. For review, surety insurance is a type of tri-party arrangement, where for a fee, the insurance company provides a guarantee of their customer’s obligations to another party.

2020 witnessed a tremendous shock to business in this country, with obligations of every kind in question as commerce was halted, and people ordered to shelter in place.

We are proud of Dave Herman and our team at GIG, who deftly navigated the storm. It was far from easy, with the ground literally shifting underneath us as the effects of the pandemic were felt.

7 Land lease expense on billboards where we do not own the land as a percentage of revenue.

8 Overhead is Link Media corporate employees, office and software as a percentage of revenue.  Overhead costs declined as a percentage of revenue in 2019 due to the Key, Waitt and Tammy Lynn acquisitions completed in Q3 2018 reflecting the economies of scale we believe we can realize as we seek to grow our out of home advertising business.

9 Adjusted for current portion of lease liabilities related to ASC 842 implementation.

Some municipal and state governments signaled a sudden willingness to rewrite insurance contracts essentially forcing insurance companies to potentially take risks on their balance sheet they had not priced when selling their policies. Thankfully, this did not happen to any of our policies directly; however, where we felt we no longer understood the risks, we decided to no longer write new bonds, particularly in the residential apartment rental market.

In addition, there was a significant overall decline in business activity. Contractors of all kinds halted projects for months. All variety of trades that operate requiring bonds, from courts to security guards to cleaning crews, sat idle while office buildings were vacated, and many made the transition to work virtually.

Our choice in favor of conservatism in underwriting, coupled with a general decline in overall business activity, resulted in a significant reduction in the net written premium for the year.

Statutory accounting requires recognizing revenues from the sale of a policy over the life of the policy, so while earned premium continued to flow through our income statement from previous years, newly written premium decreased 43% over the previous year. Absent an increase in new premium and assuming our reserves for ultimate losses are accurate, this will result in lower earnings power for the business in the near future, despite significantly larger operating earnings in 2020, due to this lag effect.

As a quick refresher on how we look at GIG, we can bisect the business into insurance operations and, as we have grown, a small portfolio of investments. By far, our focus has been and continues to be insurance operations. Therefore, we will discuss the insurance business first, reviewing both distribution and underwriting.

Distribution is the agent and the agent gets paid for selling the bond. Underwriting is our insurance company, United Casualty and Surety Insurance (UCS), which keeps whatever premium remains after paying commissions and losses.

Throughout much of the surety landscape, these two halves of the whole operate in their own silos, with neither having true transparency into the costs of the other. We believe that better underwriting selection and a relentless focus on reducing the cost to produce these bonds will allow the business to take share overtime by providing a valuable service to its customers at a competitive price.

Below is a table of the business that UCS produced each year broken out by the gross written premium, which includes surety that was produced by non-GIG agents and GIG agents, and controlled premium, surety that was produced all in-house.

($ in millions)	2020	2019	2018	2017
Gross Written Premium	$8.3	$14.6	$7.3	$2.3
Controlled Premium	$4.3	$4.9	$2.8	$1.5

The gross written premium decline of over 43% had mainly to do with our own decision to discontinue writing certain bonds in the apartment rental market.

While all premium is important, our goal overtime is to grow the controlled premium, which are the bonds we produce ourselves. Controlled premium declined around 13% in 2020, due to the slowdown in business last year caused by the pandemic.

The reason we focus on our controlled premium is because that is where we have complete visibility from the customer acquisition cost through to the ultimate losses. This data allows us to better understand, better price and better produce surety policies over time.

For a review of our timeline, we acquired UCS at the end of 2016 and spent much of the next two years getting our authority to write business in every state and DC.

The last three years have allowed us to start measuring the results of our investments to produce controlled premium directly at GIG, and while admittedly slower than we would like, the data remains encouraging that surety premium can be acquired at a cost that provides attractive returns. In addition, the vast majority of the premium we write every year is renewal business.

With much of the systems work completed between all of the subsidiaries at GIG, we have again added acquisitions to the mix of opportunities. This spring, GIG acquired another agency who has already begun to move meaningful amounts of premium to UCS’s books.

We will continue to evaluate both build and buy as options for increasing controlled premium. Over time, we believe this will scale nicely, though at the present size, returns are not adequate for the investment to date. For GIG to achieve its desired returns, expenses will need to continue to decline as a percentage of earned premium.

	2020	2019	2018	2017
Expense Ratio[10]	67.2%	74.2%	102.4%	89.1%
Loss Ratio	24.9%	16.3%	11.8%	0.7%

To date our paid losses in every year have been below our reserves. The good news is that so far, in periods of stress, our underwriting performance has met expectations.

With the most important side, insurance operations, covered, we can now discuss the investment side and its ability to also generate earnings power.

10 Expense ratio includes acquisition and non-acquisition expenses.

At the end of 2020, UCS held admitted assets of $40.6mm. The chart below is a breakdown of the composition of UCS’s assets at the end of each year.

	2020	2019	2018	2017
Cash	61.5%	34.4%	72.9%	62.6%
Bonds	7.0%	17.6%	20.2%	34.6%
Stocks	28.0%	43.3%	-	-
Other	3.5%	4.7%	6.9%	2.8%
Total Admitted Assets[11]	100.0%	100.0%	100.0%	100.0%

Being in the insurance business requires us to put up equity capital to support our underwriting activity, and rightly so. We are, after all, providing guarantees for the performance of third parties and we always need to have adequate capital should those guarantees be called upon.

However, we can invest that equity capital productively while simultaneously using it to write insurance premium. In effect, the benefit or possible cost of having equity capital at UCS is that we have the chance to get two turns on our money. This optionality is attractive, in our opinion, because we believe vertically integrated surety insurance can be a profitable business with a disciplined and thoughtful management team. Over time, we believe our equity capital will be more valuable at UCS, comparatively, due to this dual pronged ability to grow in value.

Overall, it is hard to say whether intrinsic value increased or decreased at GIG over the past year, so in our opinion this one is probably a push.

11 Admitted asset allocation is based off UCS’ statutory financials and are non-GAAP.

Broadband Operations at Fiber is Fast

Continuing to flex our creative naming muscles, we came up with “Fiber is Fast” for the name of our broadband holding company. Why “Fiber is Fast” you ask?

Well, because it is.

When we started Boston Omaha, one CEO lived in Boston and the other lived in, (you guessed it), Omaha.

You are probably thinking to yourself, “If there were Oscars given out for creative company names, surely you would receive a nomination.”

Thanks for that thought. And don’t call me Shirley.12

To be clear, Fiber is Fast (FIF) is not our fiber brand, but rather the vessel in which we hold our majority interests in two broadband internet businesses: AireBeam and Utah Broadband.

Steve McGhie founded Utah Broadband (UBB) in Salt Lake City 19 years ago, and today it serves nearly 11,000 customers with high-speed internet throughout the front and back of the Wasatch Range. In addition to humbly describing himself as an accomplished golfer, tournament level bass and fly fisherman and dedicated family man, Steve is an entrepreneur at heart, and got his start setting up wireless antennas on his neighbor’s roof to provide better internet access to his friends.

UBB, like AireBeam, approached the problem of providing rural internet by first building a fixed wireless network of customers. From here, advances in radio technology and bandwidth throughput allowed the high-speed data network to offer a competitive solution to rural areas of the country that had traditionally been served by copper phone lines and older coaxial cable providers.

And like AireBeam, UBB was excited to find a long-term partner for the heavy capital investment of building fiber to the home in their existing footprint and beyond.

The approach of both companies is interesting because existing wireless customers in a neighborhood are a great jumping off point for a fiber network build. Where it would be impractical to install additional radios in certain areas, passing your own customers’ homes with fiber allows you to pass other homes as well, picking up additional customers that appreciate having the best quality internet service possible.

12 Leslie Nielsen, Airplane! (1980)

The global pandemic highlighted, more than ever before, the importance of having a dependable and fast home internet connection. In addition, before 2020, the relevance of symmetrical speeds was perhaps not appreciated significantly.

Cable and telephone internet services are optimized to push data downstream to their customers and not so much for data that the customers push upstream back to the internet. For the past thirty years or so, that made sense because cable and broadcast television consumed the majority of the bandwidth and that is more of a one way direction.

Consumers now appreciate the amount of data that is produced and pushed back upstream over their home internet connections. The best example is video conferencing, something that, out of necessity, became the way much of the world communicated during this challenging time.

But it doesn't stop there. All kinds of devices from game consoles to fitness monitors to our smartphones are loading data up to the cloud in a constant stream of two-way communication from each house.

When it comes to broadband internet, we believe there isn't a better product than fiber. Copper speeds top out around 1 Gbps and various cable modems can get up to 10Gbps. Remember, these speeds may sound fast compared to what is sold, that is because they have to be shared among a number of users across a network, and in every case, the upload speeds are far less than the download speeds.

Fiber can transmit around the same amount of data that can be transmitted over copper, per wavelength of light and with the tremendous number of wavelengths of light traveling both ways along a single strand of fiber, the resulting data throughput can be more than 100 times what is available on the fastest cable network. In addition, fiber carries that amount of data symmetrically up and downstream.

Another important development has helped adoption of data only internet plans, namely, the advent of over-the-top video content offerings: Netflix, Disney+, Hulu, Amazon Prime, HBO Max, and many more that have made their way to market.

Add this, along with the growth of internet connected TVs, which in the last quarter of 2020 topped out at more than 100 million sold worldwide for the first time, and the result is that subscriptions to the traditional triple play of video, internet and telephone offerings are falling across the industry while data only plans are growing.

We view the opportunity to lay fiber to the home much like the opportunity to electrify homes nearly a hundred years ago. And we are not alone in this perspective, our competitors see the opportunity too, so there is no time to waste in putting fiber in the ground and on the pole to reach as many customers as possible for that last mile.

It is estimated that broadband providers will spend in excess of $60 billion over the next five years building fiber to the home across this country13, and we plan to do our part in our markets from Arizona up through Utah and beyond.

In addition to our markets out west, we have begun working on some greenfield projects with our friends at Dream Finders Homes to pioneer a partnership where we build fiber to their new home builds.

Here again, the naming committee convened a special meeting and came up with “Dream Fiber Homes brought to you by Fiber Fast Homes.” Fiber Fast Homes is the name of our fiber to the home business that works with homebuilders.

We believe this is a win for both parties as new homeowners are often surprised to discover that they have to call a cable company to come and hook their home up to the network after it has been built.

In our homes, the customers walk in day one to a house of the future, fully installed with the most dependable and affordable high-speed broadband that can easily scale up to meet their needs. If you are looking to buy a fully connected home of your dreams, visit www.dreamfiberhomes.com today and experience why people in the know say fiber is fast!

To date we have spent roughly $46mm for both acquisitions and additional capital expenditures to build fiber to homes, and we have, at present, roughly 18,000 high speed data (HSD) customers. Including the minority non-controlling interests in both companies, that comes to around $2,500 per HSD customer. Our blended average revenue per user (ARPU) is just under $70 per month. With gross margins over 85%, that’s a 30% yield before operating overhead, depreciation and other non-cash expenses.

Of course, that operating overhead is significant and at this stage, so are our capital expenditures, but we believe these economics are attractive and, more importantly, further deployment of fiber and expansion are in our control, rather than dependent on additional acquisitions.

That is not to say that we will not consider acquisitions if they meet our criteria, but we look through the lens of buy vs build when considering our growth opportunities.

As we said in last year’s letter, we believe the fiber to the home business is a great fit for Boston Omaha. It takes significant capital upfront, the skills of experienced engineers and broadband entrepreneurs to execute the business plan and should benefit from a forever-home with no sell by date. It is also a business we can understand, as it provides a valuable benefit to customers at a competitive price and a service for which we believe demand will continue to increase for years to come.

In our assessment, the intrinsic value of Fiber is Fast grew significantly over the past year with the addition of Utah Broadband, investments into AireBeam and the launch of Dream Fiber Homes. In addition, the runway of planned organic fiber builds within all three segments is robust and we believe each dollar put into passing homes with fiber at a certain cost base, adds materially to intrinsic value. We are excited about the opportunities in front of all of these businesses and expect them all to consume increasing amounts of Boston Omaha capital in the coming years as they each add HSD customers to their services.

13 RVA Market Research and Consulting, March 10, 2021

Investment Operations at Boston Omaha Asset Management

As our investment operations have evolved, we decided to consolidate them underneath another wholly-owned subsidiary, Boston Omaha Asset Management (BOAM). Here we hold our interests in 24th Street Holding Co., Yellowstone Acquisition Company, and generally any investment funds where we are raising outside funds and managing third party capital. BOAM is small today, but we hope to increase its scope over time. Certain new investment opportunities may be uncovered where it may make more sense in a fund structure with limited partners investing alongside Boston Omaha, as opposed to Boston Omaha pursuing the idea with its limited balance sheet.

24th Street Holding Co. is the parent company of 24th Street Asset Management which has raised two funds to date in order to make loans and direct investments in commercial real estate. Boston Omaha owns just under half of 24th Street Holding Co. and has invested $6mm in aggregate in the two funds. In this way, Boston Omaha shareholders participate in both the returns of the funds and the returns earned managing outside capital raised alongside ours.

We have talked often about our appreciation of working with owner operators and, from time to time, we are approached by entrepreneurs with terrific businesses looking for long-term capital that exceeds our investment ability because of its size.

Yellowstone Acquisition Company was formed exactly for that purpose.

In October, we raised $136mm in an IPO for this special purpose acquisition company (often referred to as a SPAC) with the goal of creating a business combination with a company that would otherwise be too large for our typical minority investment.

Boston Omaha has invested approximately $7.8mm through the purchase of shares of stock and warrants in Yellowstone. We have indicated an interest in the homebuilding, building materials, banking or commercial real estate industries, but we have also made it clear that we will look at anything as long as it is not in the billboard, surety insurance or broadband businesses, as those would compete directly with Boston Omaha, the sponsor.

If you would like to learn more about Yellowstone, or just appreciate some relaxing video loops of the National Park, please visit www.yellowstoneac.com.

Compared to our other wholly-owned businesses, BOAM is at a fairly early stage so there is not much to report at this point, and certainly, though we believe there is large potential for BOAM, we would not ascribe much intrinsic value to the business today. That will have to be earned by achieving acceptable investment returns, and if that happens, we will aggregate those earnings and report them to you here, so you can follow our progress along with our other subsidiaries.

Minority Interests - Operating Businesses

We of course prefer to own all of a great business, but when partnering with owner operators, often all that is available is a minority interest.

That is fine by us, because the businesses in which we hold minority stakes are truly fantastic operations run by managers with whom we are grateful to partner.

You can see in the chart below, our capital invested to date and share of earnings of each of these companies over the past year.

($ in millions)	Common equity capital invested to date	Look through % ownership	Our share of 2020 pre- tax earnings on a look through basis
Logic Commercial Real Estate	$0.36	30%	$0.4
CB&T Holding Corporation	$19.1	15%	$1.3
Total	$19.4		$1.7

Logic Commercial Real Estate

Logic Commercial Real Estate (“Logic”) earned $1.2mm pre-tax in 2020 and as far as Boston Omaha is concerned, is the gift that keeps on giving. We said it last year and will say it again, Logic continues to distribute earnings well in excess of our investment and we believe its intrinsic value is far higher than our carrying value.

Last year was a perfect example of why owning a piece of a full service commercial real estate business creates opportunities in every part of the cycle. Few cities were hit harder than Logic’s home of Las Vegas. For a city that thrives on tourism, McCarran Airport saw a 56% decrease in passenger traffic from the year before.14

The cyclicality in real estate provides opportunities not only in our service business but when occupancies and rates temporarily decline, purchasing commercial real estate assets for investment, in a market we know exceedingly well, can become more attractive. During 2020, 24th Street Fund I fully deployed its capital and Fund II was formed and got right to work.

Brendan Keating has assembled an impressive team of professionals in Las Vegas and Reno and they continue to execute in all parts of the cycle. We expect to continue to work closely with Brendan on a number of real estate opportunities at BOAM.

CB&T Holding Corporation

CB&T Holding Corporation (“CBT”), which wholly owns Crescent Bank and Trust, earned around $8.9mm in pre-tax income last year, of which Boston Omaha’s share is around $1.3mm on a look through basis. Though CBT still earns well below our calculation of its probable normalized earnings power, they made it through the last year with flying colors.

In a year that saw historic unemployment, CBT prepared itself by taking a massive reserve for anticipated losses. Those losses did not materialize anywhere near expected levels. CBT is primarily in the business of acquiring subprime auto loans and defaults on those loans relative to unemployment were low. Also low, were losses on vehicles when loans did default, due to the strong pricing in used vehicles.

Last year CBT earned a pre-tax return on equity of approximately 7% which has set it up with a current capital ratio of nearly 16%. That means it is primed to grow its auto loan portfolio substantially, and it has made the necessary investments over the past few years to do so successfully.

14 McCarran Airport served 22.2 million passengers in 2020, its first year-over-year decline since 2010 and a 56% decrease from 2019 when a record 51.5 million arrived or departed. - Travel Weekly, February 08, 2021.

CBT continues to compete in an industry where it enjoys a significant structural advantage among other subprime auto loan businesses. Being a bank means that it can fund itself by using customer deposits, which generally carry a significantly lower interest cost than other forms of debt capital, and allows it to use capital more efficiently than its non-bank competitors. With a small market share in a big field, we believe it should be able to grow its balance sheet, and if it does so, achieve continued growth in returns.

Given its capital position and performance through the past year, we can confidently say we believe intrinsic value increased for CBT in 2020; however, we continue to hold our interest at its cost of $19.1mm. We are happy to remain partners with Gary and Martha Solomon and pleased with their leadership of the bank through this tough time.

Investments in Securities

Last year we discussed our philosophy on publicly traded securities and how we would not be discussing their details. Nothing has changed on either front, just as with all our investments, controlled or non-controlled, we look for good management of a business we understand with a price we believe to be attractive.

Below is the cost basis, market value or proceeds from sale of securities, and unrealized and realized gains/(losses) as they stand at the end of 2020.15

Unrealized:

Cost	Market Value	Unrealized Gain/(Loss)
$57.9mm	$52.6mm	$(5.3)mm

Realized:

Cost	Proceeds	Realized Gain/(Loss)
$36.6mm	$41.9mm	$5.3mm16

To date, we believe our investments in securities have been a successful value add endeavor for Boston Omaha as judged by returns on our capital over the time period in which the capital was used. The above realized statistics unfortunately do not provide a clear picture of actual IRR as we sold securities within a short-term time period. As a reminder, Boston Omaha has an investment policy for common stocks that limits us to large market cap, highly liquid securities.

The values referenced above exclude our investment in Dream Finders Homes, with a cost basis for our shares of $10 million from an investment at the end of 2017 and as of June 30th, were valued at approximately $114mm. As Dream Finders Homes is publicly traded, we are required by SEC accounting rules to mark the value of this investment to its market price at the end of each quarter and to reflect any change in value on our income statements as gain or loss.

15 Boston Omaha only, excluding securities held at UCS.

16 Realized gains from sale of securities were all in 2020.

Operational Updates

Not much to report in operations. We did move into our new office in Omaha, and that means that Alex’s mom gets her dining room back, so she’s happy about that.

A Review of Our Framework for The Road Ahead

You are more likely to see your co-CEOs wearing the maillot jaune in the Tour de France than to catch us making quarterly or annual earnings forecasts.

We think it is a better use of time to lay out our general decision-making framework rather than try and predict the future. When it comes to making decisions, we try our best to apply the following framework:

●	Get incentives right – Aligning incentives is a perpetual focus and though never perfect, we never stop working to get it right.

●	Decentralization – Find smart people with good judgment, put them in charge and leave them alone.

●	Long-term thinking – When it comes to our preferred holding period we’ll borrow a term from a popular Reddit board: we have “diamond hands not paper hands.” (YOLO).

●	Focus on cash – We want businesses that produce more cash than they consume. If someone else hasn’t figured out how to make a business do that, we probably can’t either.

●	Partnership – We try to be the kind of partner that we would want to partner with.

If you have a business to sell and this framework sounds attractive to you, give us a call at (857) 256-0079 or go to www.bostonomaha.com and drop us a line.

Annual Meeting and Closing Remarks

Due to circumstances beyond our control, our fifth annual shareholders meeting was virtual last year. This year’s meeting is scheduled for Saturday, November 13th in Omaha Nebraska, and this is a year that is not to be missed!

Omaha’s world class zoo will host our meeting for shareholders, followed by tours of both the exhibits and the city. Please take a look at the event details included at the end of this letter and also on our website and RSVP as soon as possible so we can get an accurate count for the event.

We hope to have everyone join in person this year after a tough year away from in person meetings. Though we are fans of video conferencing insofar as our fiber to the home makes it as good an experience as possible, we also believe there is no substitute for an in-person event with your partners and talking about the business in which you are all invested.

We love the chance to meet with you once a year and talk about all things Boston Omaha, so we hope to see you in Omaha this November!

Adam K. Peterson                                     Alex B. Rozek

Co-Chairman of the Board                       Co-Chairman of the Board

Omaha, NE                                               Boston, MA

Safe Harbor Statement:

This Annual Letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and 21E of the Securities Exchange Act of 1934 regarding the future financial performance, business prospects and growth of Boston Omaha Corporation. These statements are only predictions based on current assumptions and expectations. Any statements that are not statements of historical fact (including statements containing the words “will,” “projects,” “intends,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” “forecasts,” “continues” and similar expressions) should be considered forward-looking statements. Actual events or results may differ materially from those in the forward-looking statements set forth herein. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are the global economic impact of the COVID-19 coronavirus pandemic, the conditions affecting the markets in which Boston Omaha and our subsidiaries and companies in which we have invested operate, including the fluctuations in spending by customers in the industries which Boston Omaha, our subsidiaries and the companies in which we have invested, operate, fluctuations in sales results, the ability of Boston Omaha to successfully integrate operations and employees from recent acquisitions, Boston Omaha’s ability to realize anticipated synergies and cost savings from acquisitions, competition from larger or more established companies in the markets we, our subsidiaries and the companies in which we have invested provide services, our ability to successfully grow the businesses we have acquired, our ability to successfully grow our business, changes in government regulations, potential fluctuations in our quarterly results, the impact in our quarterly financial results due to changes in the stock prices of publicly-held securities we own and the financial performance of certain companies in which we have invested where we report their financial results in our statement of operations, acquisition and strategy risks, volatility of our stock price, financial risk management, and the other factors described in “Risk Factors” Part 1, Item 1A in the 2020 Form 10-K, as amended. Boston Omaha is under no obligation to, and expressly disclaims any obligation to, update or alter these forward-looking statements, whether as a result of new information, future events or otherwise after the date of this report.

Boston Omaha 2021 Annual Meeting of Stockholders

Harper Event Center, Omaha’s Henry Doorly Zoo

3701 S. 10th Street, Omaha, NE 68107

November 13, 2021

November 13, 2021*

8:00a-9:00a          Shareholder Check-In

                   Continental Breakfast Served

                   Transportation from Kimpton Cottonwood Hotel by VIP Limo

9:00a-11:00a         Boston Omaha 2021 Annual Meeting

11:00a-12:00p       Meet and Greet with Adam and Alex

                    Light Snacks and Beverages Served

12:00p-1:00p         Tour of Omaha Henry Doorly Zoo

1:00p-2:30p           Shareholder Tour of Omaha and Link Billboards

                     Transportation for tour and back to Cottonwood Hotel provided by VIP Limo

If you plan to attend this year’s meeting, please RSVP here at our event page: Boston Omaha's Sixth Annual Shareholder Meeting.

Lodging provided by Kimpton Cottonwood Hotel, 302 S. 36th St, Omaha, NE 68102. You can book your room at: Boston Omaha 2021 Annual Meeting or at (402) 810-9500 and ask for Reservations, then request the room rate for Boston Omaha. Regular rooms will be priced at $169.00 per night for shareholders.

Ubers and Lyfts are available in Omaha. VIP Limo will be providing transportation for the Shareholder Activities.

*Times and activities may be subject to change.